EXHIBIT NO. 99.(j). 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 68 to Registration Statement No. 2-60491 on Form N-1A of our reports, each dated March 18, 2020, relating to the financial statements and financial highlights of MFS Global High Yield Fund, MFS High Income Fund and MFS High Yield Pooled Portfolio appearing in the Annual Reports on Form N-CSR of MFS Series Trust III for the year ended January 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” and “Appendix M — Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
May 27, 2020